Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS FIRST QUARTER RESULTS

BOSTON, May 7, 2021 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the first quarter ended March 31, 2021 and other recent developments.

First Quarter and Subsequent Highlights

•         Reported results for the first quarter of 2021 reflect a net loss attributable to common stockholders of $6.4 million, or $(0.24) per weighted average common share; net operating income (“NOI”) of $20.4 million; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.40 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.32 per weighted average common share and units.

•         Collected approximately 99.6% of its rent for the first quarter.

•         Same store NOI (“SS NOI”) decreased 2.0% on a cash basis for the first quarter compared with the same period in 2020 due to higher costs incurred from storms experienced during the quarter; decreased 1.8% on a cash basis excluding early termination income.

•         Acquired 5 buildings totaling 1.4 million square feet for $61.0 million.

•	Commenced leases during the first quarter totaling 1.2 million square feet with a 12.1% increase in rental rates on a cash basis from leases greater than six months; through April 2021, approximately 76% of 2021 lease expirations have already been addressed in addition to 125,000 square feet of vacancy leased to new tenants.

•         Declared a regular quarterly cash dividend for the first quarter of 2021 of $0.20 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).

•	The Board of Directors declared a 5% increase in the regularly quarterly common stock dividend for the second quarter of 2021 to $0.21 per diluted share, or an annualized rate of $0.84 per diluted share.
•	Affirmed the full year 2021 guidance ranges for Core FFO and AFFO per weighted average common share and units previously issued on February 26, 2021.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “The first quarter results are above our original expectations and consistent with the leasing and acquisition activity we announced in early April. Our portfolio is performing well with strong occupancy and rent collections while the majority of our 2021 lease expirations have already been addressed. As this leasing momentum attests, we continue to acquire industrial buildings with strong embedded rent growth at attractive pricing well below replacement cost that extend our scale in our target industrial markets. Through disciplined deployment of our ATM program, we have also been able to match fund an increased level of acquisition activity to date and provide capital for several development projects that we have recently initiated.”

Financial Results for the First Quarter of 2021

Net loss attributable to common stockholders for the quarter ended March 31, 2021 was $6.4 million, or $(0.24) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $7.6 million, or $(0.53) per weighted average common share, for the same period in 2020. The decrease in net loss per weighted average common share was primarily due to an increase in net operating income, partially offset by an increase in depreciation expense associated with acquisitions activity. Weighted average common shares outstanding for the first quarters ended March 31, 2021 and 2020 were 27.2 million and 14.4 million, respectively.

Consolidated total revenues for the quarter ended March 31, 2021 were $31.9 million, compared with $26.2 million for the same period in 2020.

NOI for the quarter ended March 31, 2021 was $20.4 million compared with $17.2 million for the same period in 2020. Same store NOI (“SS NOI”) – Cash basis for the quarter ended March 31, 2021 was $14.0 million excluding early termination income compared with $14.2 million for the same period in 2020, a decrease of 1.8%. SS NOI – GAAP basis excluding early termination income for the quarter ended March 31, 2021 was $14.7 million compared with $15.2 million for the same period in 2020, a decrease of 3.3%. SS NOI for the first quarter was negatively impacted by a greater-than-anticipated increase in operating expenses related to the increased snowfall and lower temperatures experienced within our portfolio during the quarter.

EBITDAre for the quarter ended March 31, 2021 was $17.2 million compared with $14.7 million for the same period in 2020.

Core FFO for the quarter ended March 31, 2021 (defined as FFO less dividends paid (or declared) to holders of preferred stock and excluding certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt) was $11.2 million compared with $8.2 million for the same period in 2020, primarily as a result of the contribution from acquisitions. The Company reported Core FFO for the quarter ended March 31, 2021 of $0.40 per weighted average common share and unit compared with $0.53 per weighted average common share and unit for the same period in 2020. The increase in weighted average share count offset the contribution of acquisitions. Weighted average common shares and units outstanding for the first quarters ended March 31, 2021 and 2020 were 28.1 million and 15.5 million, respectively. As of March 31, 2021, the Company had a total of 28.9 million common shares and units outstanding. Plymouth has a total of 29.9 million common shares and units outstanding as of May 3, 2021.

AFFO for the quarter ended March 31, 2021 was $9.0 million, or $0.32 per weighted average common share and unit, compared with $7.0 million, or $0.45 per weighted average common share and unit, for the same period in 2020, primarily driven by the change in Core FFO and increased recurring capital expenditures.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Capital Markets Activity and Liquidity

During the first quarter of 2021, the Company issued approximately 2.9 million common shares through its ATM program at an average price of $15.00 per share, raising approximately $42.5 million in net proceeds. To date in the second quarter of 2021, the Company issued approximately 968,000 common shares through its ATM program at an average of $17.25 per share, raising approximately $16.3 million in net proceeds.

As of May 3, 2021, the Company’s current cash balance was approximately $9.9 million, excluding operating expense escrows of approximately $4.8 million, and it has approximately $110 million of availability under the unsecured line of credit.

Investment Activity

As of March 31, 2021, the Company had real estate investments comprised of 145 industrial buildings totaling 24.6 million square feet with occupancy of 96.6%. During the first quarter of 2021, the Company acquired 5 buildings totaling 1.4 million square feet for a total of $61.0 million, a weighted average price of $47 per square foot, and a weighted average initial yield of 7.7%. The acquired buildings were located in Columbus, Ohio; Kansas City, Missouri; Chicago, Illinois; St. Louis, Missouri; and Cleveland, Ohio.

Leasing Activity

Leases commencing during the first quarter of 2021 totaled an aggregate of 1,263,000 square feet, of which 1,161,000 square feet is associated with leases with terms of at least six months. These leases included 899,000 square feet of renewal leases and 262,000 square feet of new leases. The Company will experience a 12.1% increase in rental rates on a cash basis from these leases.

During 2021, leases for space totaling 4,560,000 square feet were subject to renewal. Of this space, 2,243,000 square feet has already been renewed and 1,232,000 square feet has been leased to new tenants, resulting in 76% of the expirations being addressed. Additionally, 125,000 square feet of previously vacant square feet has been leased to new tenants. These leases, all executed prior to the end of April, will commence at different periods during 2021 and have a rental rate increase of 8.1% over prior leases on a cash basis.

Quarterly Distributions to Stockholders and New Common Stock Dividend Policy

On May 6, 2021, the Company announced the Board of Directors declared a 5% increase in the regular quarterly common stock dividend to $0.21 per share, or an annualized rate of $0.84 per share, for the second quarter of 2021. The dividend is payable on July 30, 2021 to stockholders of record as of the close of business on June 30, 2021.

On March 15, 2021, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.20 per share for the Company’s common stock for the first quarter of 2021. The dividend was paid on April 30, 2021, to stockholders of record on March 31, 2021.

On March 1, 2021, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the first quarter of 2021. The dividend was paid on March 31, 2021 to stockholders of record on March 15, 2021.

Guidance for 2021

The Company affirmed its full year 2021 guidance ranges for Core FFO and AFFO per weighted average common share and units previously issued on February 26, 2021, and updated its expectations for net loss and the accompanying guidance assumptions:

	Full Year 2021 Range
	Low	High
Net loss	$(0.30)	$(0.26)
Add: Real estate depreciation & amortization	2.18	2.18
Add: Real estate depreciation & amortization attributable to JV	0.05	0.05
Less: Gain on sale of real estate	(0.02)	(0.02)
Add: Unrealized appreciation of warrants	0.01	0.01
Less: Preferred stock dividends	(0.22)	(0.22)
Core FFO	1.70	1.74
Amortization of debt related costs	0.05	0.05
Stock compensation	0.05	0.05
Straight-line rent	(0.08)	(0.08)
Above/below market lease rents	(0.06)	(0.06)
Recurring capital expenditures	(0.23)	(0.22)
AFFO	$1.43	$1.48

•	Total revenues of $135.8 million to $136.5 million for the year
•	Net operating income of $90.1 million to $90.9 million for the year
•	EBITDAre of $77.7 million to $78.2 million for the year
•	General and administrative expenses of $12.3 million to $12.0 million for the year, including non-cash expenses of $1.62 million
•	Recurring capital expenditures of $6.85 million to $6.50 million for the year
•	SS NOI on a cash basis of $58.3 million to $58.85 million, representing a 2.5% to 3.0% increase for the year
•	Same store occupancy of 95.5% to 97.0% for the year
•	29,450,000 weighted average common shares and operating partnership units outstanding for the year (29,912,333 currently outstanding)
•	The completion of approximately $199 million in acquisitions ($61 million of which have been completed to date, with the balance projected to occur in the second and third quarters)

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through May 14, 2021, by dialing (412) 317-0088 and entering the replay access code, 10154103.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses, light industrial and small bay industrial properties, located in primary and secondary markets within the main industrial, distribution and logistics corridors of the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2021	2020
Assets
Real estate properties	$940,759	$886,681
Less accumulated depreciation	(108,344)	(98,283)
Real estate properties, net	832,415	788,398

Cash	12,687	15,668
Cash held in escrow	10,788	11,939
Restricted cash	4,688	4,447
Deferred lease intangibles, net	68,922	66,116
Investment in unconsolidated joint venture	6,410	6,683
Other assets	25,919	27,019
Total assets	$961,829	$920,270

Liabilities, Preferred stock and Equity
Liabilities:
Secured debt, net	$327,752	$328,908
Unsecured debt, net	99,293	99,254
Borrowings under line of credit	98,000	90,000
Accounts payable, accrued expenses and other liabilities	52,037	49,335
Deferred lease intangibles, net	10,828	11,350
Financing lease liability	2,212	2,207
Total liabilities	590,122	581,054

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A: 2,023,551 and 2,023,999 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively (aggregate liquidation preference of $50,589 and $50,600 at March 31, 2021 and December 31, 2020, respectively)	48,473	48,485
Series B: 4,411,764 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively (aggregate liquidation preference of $97,277 and $97,230 at March 31, 2021 and December 31, 2020, respectively)	89,016	87,209

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 28,337,955 and 25,344,161 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	283	253

Additional paid in capital	394,523	360,752
Accumulated deficit	(165,169)	(162,250)
Total stockholders' equity	229,637	198,755
Non-controlling interest	4,581	4,767
Total equity	234,218	203,522
Total liabilities, preferred stock and equity	$961,829	$920,270

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months
	Ended March 31,
	2021	2020

Rental revenue	$31,833	$26,229
Management fee revenue	83	—
Total revenues	31,916	26,229

Operating expenses:
Property	11,426	9,011
Depreciation and amortization	15,777	14,097
General and administrative	3,009	2,522
Total operating expenses	30,212	25,630

Other income (expense):
Interest expense	(4,758)	(4,871)
Earnings (loss) in investment of unconsolidated joint venture	(273)	—
Unrealized appreciation of warrants	(247)	—
Gain on sale of real estate	590	—
Total other income (expense)	(4,688)	(4,871)

Net loss	(2,984)	(4,272)
Less: Loss attributable to non-controlling interest	(65)	(245)
Net loss attributable to Plymouth Industrial REIT, Inc.	(2,919)	(4,027)
Less: Preferred stock dividends	1,652	1,613
Less: Series B preferred stock accretion to redemption value	1,807	1,854
Less: Amount allocated to participating securities	57	76
Net loss attributable to common stockholders	$(6,435)	$(7,570)

Net loss basic and diluted per share attributable to common stockholders	$(0.24)	$(0.53)

Weighted-average common shares outstanding basic and diluted	27,204,724	14,393,192

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO, consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock and excludes certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
NOI:	2021	2020
Net loss	$(2,984)	$(4,272)
General and administrative	3,009	2,522
Depreciation and amortization	15,777	14,097
Interest expense	4,758	4,871
Unrealized appreciation of warrants	247	—
Earnings (loss) in investment of unconsolidated joint venture	273	—
Gain on sale of real estate	(590)	—
Other income	(83)	—
NOI	$20,407	$17,218

	For the Three Months
	Ended March 31,
EBITDAre:	2021	2020
Net loss	$(2,984)	$(4,272)
Depreciation and amortization	15,777	14,097
Interest expense	4,758	4,871
Unrealized appreciation of warrants	247	—
Gain on sale of real estate	(590)	—
EBITDAre	$17,208	$14,696

	For the Three Months
	Ended March 31,
FFO:	2021	2020
Net loss	$(2,984)	$(4,272)
Gain on sale of real estate	(590)	—
Depreciation and amortization	15,777	14,097
Depreciation and amortization from unconsolidated joint venture	393	—
FFO	$12,596	$9,825
Preferred stock dividends	(1,652)	(1,613)
Unrealized appreciation of warrants	247	—
Core FFO	$11,191	$8,212

Weighted average common shares and units outstanding	28,051	15,453
Core FFO per share	$0.40	$0.53

	For the Three Months
	Ended March 31,
AFFO:	2021	2020
Core FFO	$11,191	$8,212
Amortization of debt related costs	369	299
Non-cash interest expense	(43)	264
Stock compensation	418	349
Straight line rent	(614)	(518)
Above/below market lease rents	(494)	(548)
Recurring capital expenditure (1)	(1,860)	(1,036)
AFFO	$8,967	$7,022

Weighted average common shares and units outstanding	28,051	15,453
AFFO per share	$0.32	$0.45

(1) Excludes non-recurring capital expenditures of $1,234 and $1,749 for the three months ended March 31, 2021 and 2020, respectively